Corporate News Release	FMC Technologies, Inc. 5875 N Sam Houston Pkwy W Houston, Texas 77086 P: 281.591.4000 www.fmctechnologies.com

For immediate release

Investors	James Davis	P: 281.260.3665	investorrelations@fmcti.com
Media	Lisa Albiston	P: 281.931.2513	media.request@fmcti.com
	Lisa Adams	P: 281.405.4659	media.request@fmcti.com

FMC Technologies Reports Third Quarter 2015
Diluted Earnings per Share of $0.61, excluding impairment and restructuring charges

•	Quarterly Subsea Technologies inbound orders of $1.0 billion

•	Quarterly Subsea Technologies operating margins of 16.9 percent, excluding restructuring charges

•	High pressure/high temperature joint industry program expands to five deepwater operators

•	Company receives agreement to provide subsea multiphase pump

•	Forsys Subsea receives two integrated front-end engineering studies

HOUSTON, October 20, 2015 - FMC Technologies, Inc. (NYSE:FTI) today reported third quarter 2015 revenue of $1.5 billion, down 22 percent from the prior-year quarter primarily due to the continued decline in the North American land market that severely impacts our Surface Technologies segment and the negative impact of the strengthening U.S. dollar in our Subsea Technologies segment. Diluted earnings per share were $0.35, which includes pre-tax impairment charges of $60.2 million, or $0.20 per diluted share, and total Company pre-tax business restructuring charges of $17.9 million, or $0.06 per diluted share.
Total inbound orders were $1.5 billion, including $1.0 billion in Subsea Technologies orders. Backlog for the Company was $5.0 billion, including Subsea Technologies backlog of $4.3 billion.
According to John Gremp, Chairman and CEO of FMC Technologies, “The North American onshore market’s prolonged decline negatively impacted our company’s financial results. In response, we continue to take significant actions to reduce our costs.”

He added, “Our Subsea Technologies segment delivered strong operating performance in the third quarter and we received two major awards resulting in another quarter of more than $1.0 billion in orders.”
“We achieved several critical milestones this quarter, not only for our company, but for the industry. We reached an agreement with Shell to provide our first subsea multiphase pump. We added Chevron as the fifth operator in our joint industry program for standardizing high pressure/high temperature subsea systems. And, Forsys Subsea, our joint venture with Technip, received two integrated front-end engineering studies. These are tangible examples of how the industry is adopting standardization, innovative technology, and new business models to improve deepwater project economics,” said Gremp.

Review of Operations - Third Quarter 2015

Subsea Technologies
Subsea Technologies third quarter revenue was $1.1 billion, down 16 percent from the prior-year quarter due to the strength of the U.S. dollar. Excluding the negative impact of the strong U.S. dollar, total revenue was down less than four percent year-over-year.
Subsea Technologies operating profit decreased 16 percent from the prior-year quarter to $170.7 million, primarily due to $14.6 million of business restructuring costs. Excluding the negative impact of the strong U.S. dollar and the restructuring charges incurred in the current quarter, total operating profit was up approximately four percent year-over-year.
Subsea Technologies operating margins were 16.9 percent, excluding the business restructuring charges.
Subsea Technologies inbound orders for the third quarter were $1.0 billion. Backlog was $4.3 billion, including a negative quarterly impact of translation to backlog of $344.7 million.

Surface Technologies
Surface Technologies third quarter revenue was $361.0 million, down 35 percent from the prior-year quarter due to much lower activity levels in the North American market.
Surface Technologies reported an operating loss of $22.5 million, when including impairment charges of $58.0 million primarily related to our Surface Technologies’ Canadian operations and restructuring charges of $1.6 million related to all businesses. The impaired Canadian assets are linked to the 2012 acquisition of Pure Energy Services Ltd. and due to the prolonged decline in market activity.
Surface Technologies operating profit decreased 66 percent from the prior-year quarter to $37.1 million, excluding impairment and restructuring charges. The decrease was driven by the North American activity declines and less favorable pricing.
Surface Technologies operating margins were 10.3 percent, excluding the impairment and business restructuring charges.
Surface Technologies inbound orders for the third quarter were $398.1 million. Backlog was $495.0 million.

Energy Infrastructure
Energy Infrastructure third quarter revenue was $97.1 million, down 22 percent from the prior-year quarter primarily due to further activity decreases in our measurement solutions business.
Energy Infrastructure reported operating loss of $2.0 million compared to the prior year quarter profit of $5.1 million. The loss primarily resulted from reduced revenue and $1.7 million of additional business restructuring charges.
Energy Infrastructure inbound orders for the third quarter were $81.8 million and backlog was $172.8 million.

Corporate Items
Corporate expense in the third quarter was $14.7 million, a decrease of $1.4 million from the prior-year quarter. Other revenue and other expense, net, decreased $13.2 million from the prior-year quarter to $21.9 million of expense, primarily due to a $20.9 million charge related to an intercompany foreign currency transaction in 2014.
The Company ended the quarter with net debt of $583.2 million. Net interest expense was $8.1 million in the quarter.
The Company repurchased approximately 1.7 million shares of common stock at an average cost of $33.95 per share in the quarter.
Depreciation and amortization for the third quarter was $71.3 million and capital expenditures were $49.8 million.
The Company recorded an effective tax rate of 19.2 percent for the third quarter.

Summary and Outlook
FMC Technologies reported third quarter diluted earnings per share of $0.61, excluding impairment charges of $0.20 per diluted share and business restructuring charges of $0.06 per diluted share.
The Company recorded Subsea Technologies revenue of $1.1 billion with margins of 16.9 percent, excluding the business restructuring charges in the third quarter.
Total inbound orders of $1.5 billion in the third quarter included $1.0 billion in Subsea Technologies orders. The Company continues to expect at least $3 billion of Subsea Technologies awards in 2015.
The Company's backlog stands at $5.0 billion, including Subsea Technologies backlog of $4.3 billion.

FMC Technologies, Inc. (NYSE: FTI) is the global market leader in subsea systems and a leading provider of technologies and services to the oil and gas industry. We help our customers overcome their most difficult challenges, such as improving shale and subsea infrastructures and operations to reduce cost, maintain uptime, and maximize oil and gas recovery. Named by Forbes® Magazine as one of the World’s Most Innovative Companies in 2013, the company has approximately 18,500 employees and operates 24 production facilities in 14 countries. Visit www.fmctechnologies.com or follow us on Twitter @FMC_Tech for more information.

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words such as "expected," "continue," "outlook," and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. FMC Technologies cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the following: demand for our systems and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets; potential liabilities arising out of the installation or use of our systems; U.S. and international laws and regulations, including environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations; disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business; fluctuations in currency markets worldwide; cost overruns that may affect profit realized on our fixed price contracts; disruptions in the timely delivery of our backlog and its effect on our future sales, profitability, and our relationships with our customers; the cumulative loss of major contracts or alliances; rising costs and availability of raw materials; a failure of our information technology infrastructure or any significant breach of security; our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets; the outcome of uninsured claims and litigation against us; deterioration in future expected profitability or cash flows and its effect on our goodwill; continuing consolidation within our customers’ industries and a downgrade in the ratings of our debt could restrict our ability to access the debt capital markets. FMC Technologies undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

FMC Technologies, Inc. will conduct its fourth quarter 2015 conference call at 9:00 a.m. ET on Wednesday, February 17, 2016. The event will be available at www.fmctechnologies.com. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
Revenue	$1,545.0	$1,976.7	$4,935.4	$5,786.4
Costs and expenses	1,422.2	1,680.3	4,426.0	5,017.5
	122.8	296.4	509.4	768.9
Gain on sale of Material Handling Products	—	(1.3)	—	84.3
Other expense, net	(12.7)	(26.5)	(34.1)	(29.2)
Income before net interest expense and income taxes	110.1	268.6	475.3	824.0
Net interest expense	(8.1)	(8.0)	(24.4)	(24.5)
Income before income taxes	102.0	260.6	450.9	799.5
Provision for income taxes	19.5	90.1	112.3	264.8
Net income	82.5	170.5	338.6	534.7
Net income attributable to noncontrolling interests	(0.5)	(0.7)	(1.1)	(3.4)
Net income attributable to FMC Technologies, Inc.	$82.0	$169.8	$337.5	$531.3

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.36	$0.72	$1.46	$2.24
Diluted	$0.35	$0.72	$1.45	$2.24
Weighted average shares outstanding:
Basic	230.2	236.4	231.6	236.8
Diluted	231.0	237.0	232.5	237.3

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
Revenue
Subsea Technologies	$1,093.7	$1,300.4	$3,490.3	$3,831.0
Surface Technologies	361.0	556.0	1,170.6	1,546.4
Energy Infrastructure	97.1	124.9	299.4	419.6
Other revenue (1) and intercompany eliminations	(6.8)	(4.6)	(24.9)	(10.6)
	$1,545.0	$1,976.7	$4,935.4	$5,786.4

Income before income taxes

Segment operating profit
Subsea Technologies	$170.7	$204.4	$522.9	$539.8
Surface Technologies	(22.5)	109.5	67.9	276.6
Energy Infrastructure	(2.0)	5.1	6.2	38.8
Intercompany eliminations	—	0.1	—	—
Total segment operating profit	146.2	319.1	597.0	855.2

Corporate items
Corporate expense (2)	(14.7)	(16.1)	(45.0)	(47.8)
Other revenue (1) and other expense, net (3)	(21.9)	(35.1)	(77.8)	13.2
Net interest expense	(8.1)	(8.0)	(24.4)	(24.5)
Total corporate items	(44.7)	(59.2)	(147.2)	(59.1)

Income before income taxes attributable to FMC Technologies, Inc. (4)	$101.5	$259.9	$449.8	$796.1

(1) Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts.
(2) Corporate expense primarily includes corporate staff expenses.
(3) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.
(4) Excludes amounts attributable to noncontrolling interests.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
Inbound Orders

Subsea Technologies	$1,049.0	$1,072.4	$2,612.7	$3,841.3
Surface Technologies	398.1	543.5	1,030.6	1,572.4
Energy Infrastructure	81.8	134.2	290.3	383.5
Intercompany eliminations and other	(2.9)	(2.7)	(13.0)	(9.7)
Total inbound orders	$1,526.0	$1,747.4	$3,920.6	$5,787.5

	September 30
	2015	2014
Order Backlog

Subsea Technologies	$4,287.6	$5,855.2
Surface Technologies	495.0	750.6
Energy Infrastructure	172.8	241.5
Intercompany eliminations	(2.8)	(20.0)
Total order backlog	$4,952.6	$6,827.3

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES
(In millions except per share amounts, unaudited)

	Three Months Ended
	September 30
	2015	2014
(after-tax)
Net income attributable to FMC Technologies, Inc., excluding charges	$140	$187
Impairment charges	(45)	—
Restructuring charges	(13)	—
Intercompany foreign currency charge	—	(17)
Net income attributable to FMC Technologies, Inc., as reported	$82	$170

Diluted EPS, excluding charges	$0.61	$0.79
Diluted EPS, as reported	$0.35	$0.72

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2015	December 31, 2014
	(Unaudited)
Cash and cash equivalents	$711.5	$638.8
Trade receivables, net	1,738.6	2,127.0
Inventories, net	874.5	1,021.2
Other current assets	871.0	649.4
Total current assets	4,195.6	4,436.4

Property, plant and equipment, net	1,396.3	1,458.4
Goodwill	519.4	552.1
Intangible assets, net	253.8	314.5
Other assets	346.1	410.7
Total assets	$6,711.2	$7,172.1

Short-term debt and current portion of long-term debt	$33.5	$11.7
Accounts payable, trade	537.4	723.5
Advance payments and progress billings	656.3	965.2
Other current liabilities	1,144.2	1,083.2
Total current liabilities	2,371.4	2,783.6

Long-term debt, less current portion	1,261.2	1,293.7
Other liabilities	554.6	617.1
FMC Technologies, Inc. stockholders’ equity	2,505.5	2,456.3
Noncontrolling interest	18.5	21.4
Total liabilities and equity	$6,711.2	$7,172.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited and in millions)

	Nine Months Ended
	September 30
	2015	2014
Cash provided (required) by operating activities:
Net income	$338.6	$534.7
Depreciation and amortization	182.5	173.4
Gain on sale of Material Handling Products	—	(84.3)
Trade accounts receivable, net	181.3	(276.2)
Inventories, net	105.2	(105.4)
Accounts payable, trade	(140.6)	(13.4)
Advance payments and progress billings	(241.3)	253.1
Asset impairment charges	64.4	—
Other	12.0	1.4
Net cash provided by operating activities	502.1	483.3

Cash provided (required) by investing activities:
Capital expenditures	(211.0)	(283.7)
Proceeds from sale of Material Handling Products, net of cash divested	—	105.6
Other investing	(0.7)	8.9
Net cash required by investing activities	(211.7)	(169.2)

Cash provided (required) by financing activities:
Net decrease in debt	(7.7)	(20.6)
Purchase of stock held in treasury	(148.0)	(129.8)
Other financing	(26.9)	(45.5)
Net cash required by financing activities	(182.6)	(195.9)

Effect of changes in foreign exchange rates on cash and cash equivalents	(35.1)	(5.8)
Increase in cash and cash equivalents	72.7	112.4
Cash and cash equivalents, beginning of period	638.8	399.1
Cash and cash equivalents, end of period	$711.5	$511.5